Exhibit 99.1

February 4, 2014

For Immediate Release

Urologix Reports Fiscal Year 2014 Second Quarter Results

•         Second quarter revenue totaled $3.8 million

MINNEAPOLIS, Feb. 4, 2014 (GLOBE NEWSWIRE) -- Urologix®, Inc. (OTCQB:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal second quarter ended December 31, 2013.

Operating Results for the Second Quarter of Fiscal Year 2014

Second quarter fiscal year 2014 revenue totaled $3.8 million, up 0.7% sequentially which is relatively flat with the first quarter of fiscal year 2014 and down 12.6% compared to the second quarter of fiscal year 2013. The revenue decline compared to the second quarter of fiscal year 2013 was due to lower volume of units sold in both product lines.

“Second quarter revenue improved slightly sequentially, but did not meet our growth expectations. Our results combined with our assessment of where we can have the most impact in our market led us to implement the restructuring of the organization at the beginning of January. Careful management of our resources in advance of the restructuring helped our ending cash position in the quarter,” stated Greg Fluet, Chief Executive Officer. “Our new organizational structure should allow us to meet our operational goals with improved profitability in the future. We remain intently focused on serving the unmet clinical needs of the large number of men suffering from the symptoms related to BPH. The execution of our market development and patient education programs will continue as we work to expand the market for our in-office BPH treatments.”

As of December 31, 2013, the Company’s cash balance was $1.3 million compared to $1.6 million as of September 30, 2013. Cash utilization in the quarter was $284,000. The Company’s cash utilization benefited from increased collections at the end of the calendar year and reduced operating expenses. The Company’s cash needs will be determined by a number of items including operating performance, accessibility of the Silicon Valley Bank (“SVB”) line of credit and the timing of the payment of annual royalty amounts due and unpaid in the second quarter of the fiscal year totaling $650,000 which are included in short-term deferred acquisition payments on the balance sheet. The Company is pleased to announce today that it entered into an amendment to the line of credit with SVB which extends the line through June 30, 2014. Additional information on this extension is included in a separate press release issued today.

Gross profit for the second quarter of fiscal year 2014 was $1.8 million, or 47.2% of revenue, compared to $2.2 million, or 51.4% of revenue, in the second quarter of fiscal year 2013. Gross margin also declined sequentially compared to 49.3% in the first quarter of fiscal year 2014. The change in gross margin compared to the prior year second quarter and first quarter of fiscal year 2014 was primarily due to lower production volumes to reduce inventory levels in the second quarter of fiscal year 2014 as well as higher costs related to the Prostiva product line. The lower production volumes resulted in increased fixed manufacturing costs on a per-unit basis.

Total operating expense was $2.7 million for the second quarter of fiscal year 2014, representing a decline of 12.3% compared to the prior year period and a decline of 11.1% sequentially. The decline as compared to the second quarter of fiscal year 2013 in total operating expense was driven by lower sales and marketing expense as well as lower research and development expense, offset partially by the medical device excise tax which was not assessed in the prior year period. The sequential decline in operating expense was driven by the combination of lower costs in sales and marketing as well as lower legal and audit fees.

For the second quarter of fiscal year 2014, Urologix reported a net loss of $1.1 million, or $0.05 per diluted share, compared to a net loss of $970,000, or $0.05 per diluted share, in the second quarter of fiscal year 2013. The change in net loss in the second quarter of fiscal year 2014 was primarily due to lower sales and gross profit compared to the prior year second quarter. The net loss this quarter represented a modest sequential improvement over the net loss of $1.3 million, or $0.06 per share, in the first quarter of fiscal 2014. The sequential improvement in net loss in the second quarter was driven by lower operating expenses.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2014 second quarter results on Tuesday, February 4, 2014 at 4:00 p.m. Central Standard Time. To listen to the call, please dial 1-800-688-0836 and enter the Participant Passcode 89504173 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company's website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix' Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you'd like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "estimate" or "continue" or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company's sales and marketing strategies and organization, the Company's future revenue and operating performance, the effect on expenses or cash balances as a result of the previously announced strategic restructuring, the development and marketing of new products, the timing or payment of any amounts to Medtronic, or the availability of borrowing under the line of credit with Silicon Valley Bank. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's Annual Report on Form 10-K for the year ended June 30, 2013 and other documents filed with the Securities and Exchange Commission.

CONTACT:

Urologix Investor Relations Contact

Brian Smrdel

(763) 475-7696

Bsmrdel@urologix.com

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012

Sales	$3,806	$4,354	$7,585	$8,324
Cost of goods sold	2,008	2,117	3,923	4,072
Gross profit	1,798	2,237	3,662	4,252

Costs and expenses:
Sales and marketing	1,681	2,007	3,527	3,724
General and administrative	561	646	1,246	1,383
Research and development	452	602	874	1,218
Change in value of acquisition consideration	(85)	(215)	(93)	(369)
Medical device tax	59	—	119	—
Amortization expense	22	26	44	52
Total costs and expenses	2,690	3,066	5,717	6,008

Operating loss	(892)	(829)	(2,055)	(1,756)
Interest expense	(178)	(127)	(338)	(249)
Foreign currency exchange gain/(loss)	1	2	2	(3)
Loss before income taxes	(1,069)	(954)	(2,391)	(2,008)

Income tax expense	16	16	28	32
Net loss	$(1,085)	$(970)	$(2,419)	$(2,040)

Net loss per common share--basic	$(0.05)	$(0.05)	$(0.11)	$(0.10)

Net loss per common share--diluted	$(0.05)	$(0.05)	$(0.11)	$(0.10)

Weighted average number of common shares outstanding--basic	21,245	20,835	21,132	20,507

Weighted average number of common shares outstanding--diluted	21,245	20,835	21,132	20,507

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash	$1,267	$2,290
Accounts receivable, net	1,856	2,132
Inventories	1,357	1,571
Prepaids and other current assets	264	128
Total current assets	4,744	6,121
Property and equipment:
Property and equipment	12,158	12,165
Less accumulated depreciation	(11,569)	(11,430)
Property and equipment, net	589	735
Other intangible assets, net	1,483	1,587
Goodwill	3,036	3,036
Long-term inventories	959	1,043
Other assets	5	5
Total assets	$10,816	$12,527

LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,054	$628
Accrued compensation	677	721
Deferred income	7	5
Short-term deferred acquisition payment	1,270	681
Other accrued expenses	525	602
Total current liabilities	3,533	2,637

Deferred tax liability	54	36
Long-term deferred acquisition payment	3,552	4,026
Long-term debt	5,333	5,333
Other accrued liabilities	56	75
Interest payable	165	—
Total liabilities	12,693	12,107

Shareholders’ equity/(deficit):
Common stock	209	208
Additional paid-in capital	119,351	119,230
Accumulated deficit	(121,437)	(119,018)
Total shareholders’ equity/(deficit)	(1,877)	420
Total liabilities and shareholders’ equity/(deficit)	$10,816	$12,527

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended December 31,
	2013	2012
Operating Activities:
Net loss	$(2,419)	$(2,040)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	302	339
Employee stock-based compensation expense	122	151
Provision for bad debts	29	23
Loss on disposal of assets	3	7
Accretion expense on deferred acquisition payments	209	284
Net adjustment to acquisition consideration	(93)	(369)
Deferred income taxes	18	22
Change in operating items, net of acquisition:
Accounts receivable	247	(92)
Inventories	276	(577)
Prepaids and other assets	(136)	44
Accounts payable	426	1,599
Accrued expenses and deferred income	(139)	(177)
Interest payable	165	—
Net cash used for operating activities	(990)	(786)

Investing Activities:
Purchase of property and equipment	(27)	(36)
Purchases of intellectual property	(6)	(12)
Net cash used for investing activities	(33)	(48)

Financing Activities:
Issuance of common stock	—	3,814
Net cash provided by financing activities	—	3,814

Net decrease in cash and cash equivalents	(1,023)	2,980
Cash and cash equivalents:
Beginning of period	2,290	1,899
End of period	$1,267	$4,879

Supplemental cash-flow information
Income taxes paid during the period	$12	$15
Net amount of inventory transferred to property and equipment	$22	$56